UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	May 16, 2012

Healthcare Trust of America, Inc.
__________________________________________
(Exact name of registrant as specified in its charter)

Maryland	000-53206	20-4738467
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

16435 N. Scottsdale Road, Suite 320, Scottsdale, Arizona		85254
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	480-998-3478

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 8.01 Other Events.

As previously announced by Healthcare Trust of America, Inc. (NYSE:HTA) ("HTA") on May 17, 2012, after the payment of the June monthly dividend, HTA will declare the remaining 2012 cash dividends on a quarterly basis rather than a monthly basis, for each of the quarters ending September 30, 2012 and December 31, 2012. HTA currently anticipates quarterly payments of $0.14375 per share, representing $0.575 per share on an annualized basis.

HTA further announced today that HTA's cash dividend for the month of June 2012, representing an annual dividend of $0.575 per share, will be $0.0479 per share. Payment for the June monthly cash dividend will be made on July 2, 2012 to shareholders of record on June 29, 2012.

The amount of distributions HTA pays to its stockholders is determined by HTA’s board of directors, at its discretion, and is dependent on a number of factors, including funds available for the payment of distributions, HTA’s financial condition, capital expenditure requirements and annual distribution requirements needed to maintain HTA’s status as a REIT under the Internal Revenue Code, as well as any liquidity alternative HTA may pursue in the future. HTA’s board of directors may reduce its distribution rate and HTA cannot guarantee the amount of distributions paid in the future, if any.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibit 99.1 Press Release dated June 19, 2012 regarding June 2012 Cash Dividend

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Healthcare Trust of America, Inc.

June 19, 2012	By:	Scott D. Peters

Name: Scott D. Peters
Title: Chief Executive Officer, President and Chairman

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Exhibit Index

Exhibit No.	Description

99.1	Press Release dated June 19, 2012 regarding June 2012 Cash Dividend